UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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DST SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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333 West 11th Street
Kansas City, MO 64105

DST SYSTEMS, INC.

NOTICE AND PROXY STATEMENT

for

Annual Meeting of Stockholders

Tuesday, May 9, 2006

YOUR VOTE IS IMPORTANT

Please vote by telephone or the Internet as described on the Voting Card or mark, date and sign the card and promptly return it in the envelope provided.

Mailing of this Notice and Proxy Statement, the accompanying Voting Card and the 2005 Annual Report commenced on or about March 17, 2006.

DST Systems, Inc.

333 West 11th Street
Kansas City, Missouri 64105

Proxy Statement
and
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2006

You are hereby notified of and cordially invited to attend the Annual Meeting of Stockholders of DST Systems, Inc., a Delaware corporation (“DST”), to be held at DST’s principal executive offices, 333 West 11th Street, 3rd Floor, Kansas City, Missouri, at 10:30 a.m., Central Time, on Tuesday, May 9, 2006, to consider and vote upon the following matters:

1.                Election of Three Directors;

2.                Ratification of the DST Audit Committee’s Selection of Independent Registered Public Accounting Firm; and

3.                Consideration of such other matters which are now unknown to DST as may properly be brought before the Annual Meeting or any adjournment thereof.

The DST Board of Directors has set the close of business on March 13, 2006 as the record date for determining which stockholders are entitled to notice of and to vote at this meeting or any adjournment thereof. A list of such stockholders will be available during the Annual Meeting for examination by any stockholder for any purpose germane to the meeting and will be available during regular business hours at the above address for the 10-day period prior to the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Please vote your shares, regardless of whether you plan to attend the meeting. Unless you received the materials electronically or through a broker or other nominee, you received a Voting Card that instructs you how to vote through the Internet, by telephone or by signing and returning the card in the envelope provided, which requires no postage if mailed in the United States. If you received your materials electronically or through a broker or other nominee, please follow the instructions for voting provided. Whether you submit your vote by telephone, through the Internet, or by mail, (a) you are authorizing the Proxy Committee (and/or, if applicable, the trustee of DST Benefit Plans through which you hold shares) to vote as you specify on the proposals set forth above and in their respective discretion on other proposals properly brought before the meeting, and (b) if you hold shares on behalf of an estate or corporation, in some other legal capacity or jointly, you confirm by submitting your vote that you have the authority to vote on behalf of all owners of the shares.

Any stockholder or stockholder’s representative who may need special assistance or accommodation to participate in the Annual Meeting because of a disability should contact DST’s Corporate Secretary at the above address, or by phone at (816) 435-4636. To provide DST sufficient time to arrange for reasonable assistance, please submit all such requests by May 1, 2006.

By Order of the DST Board of Directors,

Randall D. Young
Vice President, General Counsel and Secretary
The date of this Notice is March 17, 2006.

DST Systems, Inc.

333 West 11th Street
Kansas City, Missouri 64105

PROXY STATEMENT

Contents

Voting	1
Principal Stockholders and Stockholdings of Management	4
Proposal 1—Election of Three Directors	8
Proposal 2—Ratification of the DST Audit Committee’s Selection of PricewaterhouseCoopers	9
The DST Board of Directors	10
Audit Matters	15
Director Nomination Matters	17
Executive Compensation Matters	18
Other Matters	29

PROXY STATEMENT

This Proxy Statement is being mailed on or about March 17, 2006, to holders at the close of business on March 13, 2006 (the “Record Date”) of a total of 69,466,492 shares (the number outstanding as of the Record Date) of the common stock of DST Systems, Inc. (“DST”). The stock (“DST Common Stock”) has a par value of $.01 per share and is the only outstanding class of DST voting securities. Stockholders on the Record Date are entitled to vote on the proposals to be presented by the DST Board of Directors (the “DST Board”) at the 2006 Annual Meeting of Stockholders (“Annual Meeting”) to be held at 10:30 a.m. Central Time on Tuesday, May 9, 2006, at DST’s principal executive offices, 333 West 11th Street, 3rd Floor, Kansas City, Missouri 64105. The DST Board is soliciting your vote on the proposals and is also furnishing you with the Annual Report to Stockholders and Form 10-K of DST for the year ended December 31, 2005 (“Annual Report”).

VOTING

Proposals.   At the Annual Meeting the DST Board intends to present (1) the election of three directors, and (2) ratification of the selection by the Audit Committee of the DST Board (“DST Audit Committee”) of PricewaterhouseCoopers LLP, the independent registered public accounting firm (“PricewaterhouseCoopers”). The DST Board knows of no other matters that will be presented or voted on at the Annual Meeting. Stockholders do not have any dissenters’ rights of appraisal in connection with the proposals.

Quorum.   In order for any proposal to be approved at the Annual Meeting, a quorum of DST stockholders must be present at the meeting, either in person or through a proxy, regardless of whether such stockholders vote their shares. The presence in person or by proxy of the holders of a majority of the shares of DST Common Stock outstanding on the Record Date constitutes a quorum. All shares of DST Common Stock held through a broker or other nominee that votes at least some of the shares are generally considered present at the Annual Meeting for the purposes of establishing a quorum.

Tabulation of Votes.   Each stockholder may cast one vote for each share of DST Common Stock held by such stockholder on the Record Date on all matters to be voted on at the Annual Meeting except that stockholders may vote cumulatively for directors. In other words, each stockholder may cast a number of votes equal to the number of shares of DST Common Stock held by such stockholder on the Record Date multiplied by the number of directors to be elected, and the stockholder may cast all such votes for a single nominee or distribute them among the nominees as the stockholder chooses. This Proxy Statement solicits discretionary authority to vote cumulatively for the election of directors, and the accompanying Voting Card as well as a telephone or Internet vote grants such authority. The directors are elected by a plurality of the shares voted by the stockholders. The plurality is determined by reference to the number of votes for each director nominee, and where, as here, there are three vacancies for director, the three nominees with the highest number of affirmative votes are elected. Votes respecting the election of directors may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

On the proposal to ratify selection of PricewaterhouseCoopers, the affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the subject matter is required for adoption of the proposal. The percentage of shares that have been affirmatively voted for a proposal is determined by dividing the affirmative votes by the total of the number of shares voted for the proposal, the number of shares voted against the proposal, and the number of shares abstained from voting on the proposal. In other words, abstentions will have the effect of votes against a proposal. Broker non-votes (which occur when a broker has not received directions from customers and does not have discretionary authority to vote the customers’ shares) will not have the effect of votes against any of the proposals.

How Stockholders Vote.   Stockholders holding DST Common Stock on the Record Date in their own names (“Record Holders”), persons who participate in certain benefit plans* of DST or its subsidiaries (the “Benefit Plans”) and indirectly hold DST Common Stock on the Record Date through such plans (“Benefit Plan Participants”), and investors holding DST Common Stock on the Record Date through a broker or other nominee (“Broker Customers”) may vote such stock as follows:

DST Common Stock Held of Record.   Record Holders may only vote their shares of DST Common Stock if they or their proxies are present at the Annual Meeting. Record Holders, through the Voting Card or through Internet or telephone voting (each of which is valid under Delaware law), may appoint as their proxy the Proxy Committee, which consists of officers of DST whose names are listed on the Voting Card. The Proxy Committee will vote as specified by the stockholders (either on the Voting Card or through Internet or telephone voting) all shares of DST Common Stock for which it is the proxy. A Record Holder desiring to name as proxy someone other than the Proxy Committee may do so by contacting the Corporate Secretary and obtaining instructions for naming the replacement proxy. The replacement proxy must be present and vote at the Annual Meeting. If a stockholder does not specify when voting (either on the Voting Card or through Internet or telephone voting) how the shares of DST Common Stock represented thereby are to be voted, the Proxy Committee intends to vote such shares (a) for election of the persons nominated by the DST Board to be directors (“DST Board Nominees”), (b) for ratification of the DST Audit Committee’s selection of PricewaterhouseCoopers for fiscal year 2006, and (c) in accordance with the discretion of the Proxy Committee upon such other matters as may properly come before the Annual Meeting.

DST Common Stock Held Under the Plans.   Benefit Plan Participants may, by using the Voting Card, Internet or telephone voting, instruct the trustee of the Benefit Plans how to vote the shares allocated to the respective participant accounts. The trustee will vote all shares allocated to the accounts of Benefit Plan Participants as instructed by such participants. With respect to any shares of DST Common Stock not allocated to Benefit Plan accounts or for which Benefit Plan Participants have not given instructions to the trustee, the trustee must vote such shares in the same proportion as those shares for which it received instructions. The trustee may vote Benefit Plan shares either in person or through a proxy. The trustee intends to vote in the same manner as the Proxy Committee upon other matters as may properly come before the Annual Meeting.

DST Common Stock Held Through a Broker or Other Nominee.   Each broker or nominee must solicit from the Broker Customers directions on how to vote the shares, and the broker or nominee must then vote such shares in accordance with such directions. Brokers or nominees are to forward soliciting materials to the Broker Customers, and, if requested, DST will reimburse their reasonable expenses in forwarding the materials. Whether brokers may vote the shares of Broker Customers when they have not received directions depends on the proposal and on the rules and procedures of the New York Stock Exchange (“NYSE”), which is the exchange that lists DST Common Stock for trading. Brokers are expected to have discretion to vote such shares on the proposals.

Revoking Proxy Authorizations or Instructions.   Until the polls close (or, in the case of Benefit Plan Participants, until the trustee of the Benefit Plans votes), votes of Record Holders and instructions of Benefit Plan Participants to the Benefit Plan trustee may be recast (a) by an Internet or telephone vote subsequent to the date shown on a previously executed and delivered Voting Card or to the date of a prior Internet or telephone vote, but only for so long as such voting sites are open or (b) with a later-dated, properly executed and delivered Voting Card. Otherwise, stockholders may not revoke their votes, even by attending the Annual Meeting, unless (a) for Record Holders, they deliver written revocation to the

*                    The DST Systems, Inc. Employee Stock Ownership Plan (“DST ESOP”) and the DST Systems, Inc. 401(k) Profit Sharing Plan (“DST 401(k)”).

Corporate Secretary of DST at any time before the Chairman of the Annual Meeting closes the polls; (b) for Benefit Plan Participants, they follow the revocation procedures of the trustee; or (c) for Broker Customers, they follow the revocation procedures of the broker or nominee.

Attendance and Voting in Person at the Annual Meeting.   Attendance at the Annual Meeting is limited to Record Holders or their properly appointed proxies, beneficial owners of DST Common Stock having evidence of such ownership, and guests of DST. Benefit Plan Participants and Broker Customers, absent special direction to DST from the trustee, broker or nominee, may only vote by instructing the trustee, broker or nominee and may not cast a ballot at the Annual Meeting. Record Holders who have not appointed a proxy, or who have revoked the appointment of a proxy, may vote by casting a ballot at the Annual Meeting.

PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

As of the Record Date, DST had outstanding 69,466,492  shares of DST Common Stock. The following table sets forth information as of the Record Date concerning the beneficial ownership of DST Common Stock by: (i) stockholders who have publicly filed a report acknowledging ownership of more than 5% of the outstanding DST Common Stock; (ii) the directors and certain executive officers of DST; and (iii) all of DST’s executive officers and directors as a group. Except as otherwise noted, the holders have sole power to vote and dispose of the shares. For purposes of incorporating a DST subsidiary in a foreign country, each of several DST executive officers holds a single share of such subsidiary’s stock. Such holdings constitute less than 1% of the subsidiary’s stock. No officer or director of DST owns any equity securities of any other subsidiary of DST.

Name and Address	Shares of DST Common Stock(1)	Percent of Class(2)
George L. Argyros(3) DST Director	8,917,911	12.8
Massachusetts Financial Services Company (“MFS”)(4)	3,727,125	5.4
T. Rowe Price Associates, Inc. (“Price Associates”)(5)	3,925,407	5.7
Marshall & Ilsley Corporation (“M&I”), parent of Benefit Plans trustee(6)	4,201,418	6.0
A. Edward Allinson(7) DST Director	117,150	*
Michael G. Fitt(8) DST Director	94,343	*
Kenneth V. Hager(9) Vice President, Chief Financial Officer (“CFO”) and Treasurer of DST	554,651	*
Thomas A. McCullough(10) Executive Vice President and Chief Operating Officer (“COO”) of DST, DST Director	1,004,699	1.4
Thomas A. McDonnell(11) President and Chief Executive Officer (“CEO”) of DST, DST Director	2,440,193	3.4
William C. Nelson(12) DST Director	86,308	*
Travis E. Reed(13) DST Director	24,798	*
M. Jeannine Strandjord(14) DST Director	88,179	*
Steven J. Towle(15) President and CEO of DST Output, LLC (“DST Output”)(16)	165,993	*
J. Michael Winn(17) Group Chief Executive of DST International Group Services Limited (“DSTi”)(18)	367,043	*
Donald J. Kenney(19) Former EquiServe, Inc. (“EquiServe”)(20) President and CEO	267,161	*
All Executive Officers and Directors as a Group (16 Persons)(21)	15,173,155	20.7

*                    Less than 1% of the outstanding DST Common Stock.

      (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), share amounts shown for DST’s executive officers and directors include shares of DST Common Stock they may acquire upon the exercise of options which are exercisable at the Record Date or will become exercisable within 60 days of such date and shares of DST Common Stock they hold indirectly under the Benefit Plans or otherwise. An executive officer has disclaimed beneficial ownership of certain shares owned by a family member. The amounts shown do not include shares of DST Common Stock to be issued at a future date under the DST Systems, Inc. 2005 Equity Incentive Plan (“Equity Incentive Plan”) as deferred compensation (“Adjustment Awards”) in connection with an elimination made for accounting reasons of the “reload feature” of certain options to purchase DST Common Stock. The reload feature had caused replacement options to be granted as the result of any option exercise (i) in which the purchase price of the underlying options was paid through the surrender of DST Common Stock, and (ii) at the time of which certain conditions had occurred including a specified increase in the fair market value of DST Common Stock over the underlying purchase price. Except for earlier incremental issuances to certain DST executive officers and early issuances that will occur if certain conditions (such as a grantee’s continued service for a minimum period) are met, DST Common Stock in connection with the Adjustment Awards will issue November 28, 2011 with DST having at the time of issuance a right (but not an obligation) to purchase each share of such stock for $37.25. The Adjustment Award is subject to forfeiture upon certain limited events. For each person named in the table above, the number of shares of DST Common Stock yet to be received as Adjustment Awards is shown in the footnotes below.

      (2) The percentage for each person or group is based on the number of shares outstanding as of the Record Date plus securities of such stockholder(s) deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.

      (3) Ambassador Argyros’ address is c/o Arnel Development Company, 949 South Coast Drive, Suite 600, Costa Mesa, California 92626. Information with respect to Ambassador Argyros and his beneficial ownership is based on Form 4 filed February 1, 2006. Ambassador Argyros reports sole power to vote or direct the voting and sole power to dispose or direct disposition of the DST Common Stock. The shares consist of 4,695,850 shares held by Ambassador Argyros, 900 shares held by the Leon & Olga Argyros 1986 Trust of which Ambassador Argyros is a trustee, 93,760 shares held by the Argyros’ Children’s Trust II which is for the benefit of certain immediate family members of Ambassador Argyros and of which Ambassador Argyros is trustee, 215 shares held by the George T. Poulos Trust of which Ambassador Argyros is the trustee, 4,125,500 shares held by HBI Financial, Inc. of which Ambassador Argyros is sole shareholder, and 1,686 shares held by GLA Financial Corporation of which Ambassador Argyros is sole shareholder. Ambassador Argyros disclaims beneficial ownership of the shares held by the Leon & Olga Argyros 1986 Trust, the Argyros Children’s Trust II, and the George T. Poulos Trust.

      (4) MFS is located at 500 Boylston Street, Boston, Massachusetts 02116. Information with respect to MFS and its beneficial ownership is based on an Amendment No. 1 dated February 10, 2006 to a Schedule 13G dated February 8, 2005. MFS has sole dispositive power over the shares and sole voting power over 3,493,755 shares.

      (5) Price Associates is located at 100 E. Pratt Street, Baltimore, Maryland 21202. Information with respect to Price Associates and its beneficial ownership is based on a Schedule 13G dated February 14, 2006 and on a letter sent to DST by Price Associates subsequent to the Schedule 13G filing. The Schedule 13G reports that Price Associates has sole dispositive power over the shares and sole voting power over 634,800 of the shares. The letter states that (a) the securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities, and (b) for purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

      (6) M&I is located at 770 North Water Street, Milwaukee, Wisconsin 53202. Information with respect to M&I and its beneficial ownership is based on an Amendment No. 1 dated February 14, 2006 to Schedule 13G dated February 11, 2005. M&I has the sole power to vote or direct voting, but disclaims beneficial ownership, of 4,200,467 shares and the sole power to dispose or direct disposal of 951 shares. The 4,200,467 shares are held in one or more employee benefit plans where Marshall and Ilsley Trust Company N.A., as custodian, may be viewed as having voting or dispositive authority in certain situations. M&I is the parent holding company of Marshall & Ilsley Trust Company N.A.

      (7) Mr. Allinson’s beneficial ownership includes 67,680 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 5,798 shares granted under the Equity Incentive Plan that are restricted. Mr. Allinson has a right to receive 1,984 shares as an Adjustment Award no earlier than November 28, 2006.

      (8) Mr. Fitt’s beneficial ownership includes 57,970 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date, 5,798 shares granted under the Equity Incentive Plan that are restricted, and 28,075 shares held in a trust. Mr. Fitt has a right to receive 1,599 shares as an Adjustment Award no earlier than November 28, 2006.

      (9) Mr. Hager’s beneficial ownership includes 342,219 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date, 55,895 shares granted under the Equity Incentive Plan that are restricted, and 29,641 share allocated to his account in the DST ESOP. Mr. Hager has a right to receive a total of 5,866 shares as an Adjustment Award in installments to occur November 28, 2006, 2007, and 2008.

(10) Mr. McCullough’s beneficial ownership includes 538,506 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 152,963 shares granted under the Equity Incentive Plan that are restricted. Mr. McCullough has a right to receive a total of 15,082 shares as an Adjustment Award in installments to occur November 28, 2006, 2007, and 2008.

(11) Mr. McDonnell’s beneficial ownership includes 1,577,492 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 221,793 shares granted under the Equity Incentive Plan that are restricted. Mr. McDonnell has a right to receive a total of 27,043 shares as an Adjustment Award in installments to occur November 28, 2006, 2007, and 2008.

(12) Mr. Nelson’s beneficial ownership includes 64,364 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date, 5,798 shares granted under the Equity Incentive Plan that are restricted, and 200 shares held in an individual retirement account. Mr. Nelson has a right to receive 1,131 shares as an Adjustment Award no earlier than November 28, 2006.

(13) Mr. Reed’s beneficial ownership includes 15,000 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 5,798 shares granted under the Equity Incentive Plan that are restricted. He reports holding 10,227 shares indirectly in a trust or otherwise. Mr. Reed has a right to receive 429 shares as an Adjustment Award no earlier than November 28, 2006.

(14) Ms. Strandjord’s beneficial ownership includes 55,890 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date, 5,798 shares granted under the Equity Incentive Plan that are restricted, and 1,000 shares held in a trust.

Ms. Strandjord has a right to receive 1,540 shares as an Adjustment Award no earlier than November 28, 2006.

(15) Mr. Towle’s beneficial ownership includes 71,710 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date, 87,127 shares granted under the Equity Incentive Plan that are restricted, and 90 shares allocated to his account in the DST 401(k). Mr. Towle has a right to receive a total of 586 shares as an Adjustment Award in installments to occur November 28, 2006, 2007, and 2008.

(16) DST Output is a wholly-owned DST subsidiary.

(17) Mr. Winn’s beneficial ownership includes 290,000 shares that may be acquired through options that are exercisable within 60 days of the Record Date and 75,000 shares granted under the Equity Incentive Plan that are restricted. Mr. Winn has a right to receive a total of 3,943 shares as an Adjustment Award in installments to occur November 28, 2006, 2007, and 2008.

(18) DSTi is a wholly-owned DST subsidiary.

(19) Mr. Kenney’s beneficial ownership includes 250,000 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 1,560 shares granted under the Equity Incentive Plan that are restricted. Mr. Kenney has a right to receive a total of 4,285 shares as an Adjustment Award. He will receive 2,143 of such shares on November 28, 2006 and the remainder on August 20, 2007.

(20) On June 17, 2005, DST completed the sale of its wholly-owned subsidiary EquiServe to Computershare Ltd. (“Computershare Transaction”).

(21) Because Mr. Kenney is listed in the Summary Compensation Table, the group beneficial ownership includes Mr. Kenney’s ownership even though he is no longer an executive officer. The group beneficial ownership includes 862,296 shares granted under the Equity Incentive Plan that are restricted and 4,004,316 shares that may be acquired by executive officers and directors through options that are exercisable or will become exercisable within 60 days of the Record Date. It also includes 68,068 shares allocated to the DST ESOP accounts of executive officers and the spouse of an executive officer, 697 shares allocated to the DST 401(k) account of executive officers and 4,262,642 shares otherwise held indirectly. An individual in the group has disclaimed beneficial ownership as to 5,829 of the shares. The executive officers and directors as a group have rights over varying applicable periods to receive 79,649 shares as Adjustment Awards.

PROPOSAL 1
ELECTION OF THREE DIRECTORS

We are requesting our stockholders to elect as members of the DST Board Messrs. McCullough, Nelson and Reed (the “DST Board Nominees”) for a three-year term expiring in 2009 or until their successors are elected and qualified. The DST Board Nominees are current directors whose terms expire at the Annual Meeting, have consented to being named as nominees herein, and have indicated they are willing and able to continue serving as directors if elected.

Thomas A. McCullough, age 63, has served as a director of DST since 1990. He has served as Executive Vice President since April 1987 and as COO since May 2001. His responsibilities include full-service mutual fund processing, remote service mutual fund client servicing, Automated Work Distributor products, information systems, securities transfer, product sales and marketing, and DST’s Winchester Data Center. From September 2000 through 2003, he served as CEO, and since September 2000 he has served as Chairman, of Boston Financial Data Services, Inc. (“BFDS”), a joint venture of State Street Corporation (“State Street”) and DST. BFDS performs shareowner accounting services for mutual fund companies and remittance and proxy processing, teleservicing and class action administration services.

William C. Nelson, age 68, has served as a director of DST since January 1996. In March 2001, he became Chairman of George K. Baum Asset Management, which provides investment services to individual investors, companies, and charitable organizations. In March 2000, Mr. Nelson retired from his positions as President, Kansas City Region, of Bank of America, N.A. and as Chairman of Bank of America Mid-West. Mr. Nelson had served since June 1988 as an executive officer of banks acquired by Bank of America. He is a director of Great Plains Energy.

Travis E. Reed, age 71, has served as a director of DST since July 2002. Mr. Reed is founder of Reed Investment Corporation, which acquires equity interests in various businesses, and has served as its President since 1977.

The DST By-laws classify the DST Board into three classes and stagger the three-year terms of each class to expire in consecutive years. The term of office of one class of directors expires each year in rotation so that at each annual meeting of stockholders one class is up for election for a full three-year term.

If any of the DST Board Nominees should for any reason become unavailable for election, the Proxy Committee will vote for such other nominee as may be proposed by the DST Board’s Corporate Governance/Nominating Committee (the “DST Governance Committee”) or, alternatively, the DST Board may reduce the number of directors to be elected at the meeting.

THE DST BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE DST BOARD NOMINEES

PROPOSAL 2
RATIFICATION OF THE DST AUDIT COMMITTEE’S SELECTION
OF PRICEWATERHOUSECOOPERS

The DST Audit Committee has selected PricewaterhouseCoopers as DST’s independent registered public accounting firm for fiscal year 2006. We are requesting our stockholders to ratify the DST Audit Committee’s selection.

PricewaterhouseCoopers will audit the consolidated financial statements of DST and its subsidiaries for 2006, review certain reports DST will file with the Securities and Exchange Commission (“SEC”), perform a review of management’s assessment as of December 31, 2006 of internal control over financial reporting, issue an attestation report on such assessment (“Internal Control Attestation”), provide the DST Board and DST stockholders with certain reports, and provide such other services as the DST Audit Committee and its Chairman from time to time determine.

PricewaterhouseCoopers served as DST’s independent registered public accounting firm for 2005. It performed professional services for DST as described in Audit Matters herein. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. Although the DST Audit Committee has selected PricewaterhouseCoopers, it nonetheless may, in its discretion, retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interest of DST and its stockholders.

THE DST BOARD RECOMMENDS THAT YOU VOTE “FOR”
RATIFICATION OF THE DST AUDIT COMMITTEE’S SELECTION
OF PRICEWATERHOUSECOOPERS

THE BOARD OF DIRECTORS

Directors Whose Terms Expire in Future Years.   In addition to the DST Board Nominees, who are identified in Proposal 1, the following individuals are also on the DST Board for a term ending on the date of the annual meeting of stockholders in the year indicated.

Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2007

A. Edward Allinson, age 71, has served as a director of DST from 1977 to November 1990 and from September 1995 to present. He was Executive Vice President of State Street Bank and Trust Company (“State Street Bank”) and Executive Vice President of State Street, the parent company of State Street Bank, from March 1990 through December 1999. State Street is a financial services corporation that provides banking, trust, investment management, global custody, administration and securities processing services. From December 1999 through his retirement in October 2000, Mr. Allinson served as CEO and Chairman of the Board of EquiServe Limited Partnership, a stock transfer agent for publicly listed corporations. EquiServe Limited Partnership became DST’s wholly-owned subsidiary EquiServe and, as a result of the Computershare Transaction, DST no longer has an interest in EquiServe. Mr. Allinson is also a director of Kansas City Southern.

Michael G. Fitt, age 74, has served as a director of DST since September 1995. He was CEO and Chairman of GE Employers Reinsurance Corporation (“ERC”), a reinsurance company, from 1980 through 1992 and its President from 1979 through October 1991. He retired from ERC in 1992. Mr. Fitt is also a director of Kansas City Southern.

Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2008

Ambassador George L. Argyros, age 69, rejoined the DST Board in February 2006. He previously served on the DST Board from December 1998 to November 2001, when he resigned to serve as United States Ambassador to Spain. Except during his ambassadorship from November 2001 to November 2004, Ambassador Argyros has served from 1968 as Chairman and Chief Executive Officer of Arnel & Affiliates, a diversified investment company, and from 1987 as a general partner and the principal financial partner is Westar Capital, a private investment company. Mr. Argyros serves as a director of First American Financial Corporation.

Thomas A. McDonnell, age 60. Mr. McDonnell has served DST as a director since 1971, as CEO since October 1984, and as President since January 1973 (except for a 30-month period from October 1984 to April 1987). He served as Treasurer from February 1973 to September 1995 and as Vice Chairman of the DST Board from June 1984 to September 1995. He is a director of Blue Valley Ban Corp., Commerce Bancshares, Inc, Euronet Worldwide, Inc. (“Euronet”), Garmin Ltd., and Kansas City Southern.

M. Jeannine Strandjord, age 60. Ms. Strandjord has served DST as a director since January 1996 and is a retired executive of Sprint Corporation, a telecommunications company (“Sprint”). From January 2005 until her retirement in November 2005, she served Sprint as Senior Vice President and Chief Integration Officer. Prior to holding such office she served between January 2003 and December 2004 as Senior Vice President of Financial Services; between November 1998 and December 2002 as Senior Vice President of Finance for Sprint’s Global Markets Group; from 1990 to November 1998 as Senior Vice President and Treasurer; and from 1986 through 1989 as Vice-President and Controller. She is a director of Euronet and six registered investment companies which are part of American Century Funds.

Policy on Director Attendance at Annual Stockholder Meetings.   DST directors shall, whenever reasonably practicable, attend annual stockholders’ meetings. Each director attended the 2005 annual stockholders’ meeting.

Non-Employee Director Independence.   Ms. Strandjord, Ambassador Argyros, and Messrs. Allinson, Fitt, Nelson and Reed (the “Non-Employee Directors”) constitute a majority of the DST Board, and the DST Board has determined each of them to be independent under NYSE standards. In determining the independence of each Non-Employee Director, the DST Board applied categorical standards of independence contained in the DST Systems, Inc. Corporate Governance Guidelines (the “Guidelines”). The Guidelines are available at www.dstsystems.com. DST will furnish a copy without charge upon written request to the DST Corporate Secretary, 333 W. 11th Street, Kansas City, Missouri 64105. The standards assist the DST Board in determining that a Non-Employee Director has no material relationship with DST, either directly or as a partner, shareholder or officer of an organization that has a relationship with DST. Under the standards, the DST Board presumes independence if the director (1) during the preceding three years (a) has not been a DST employee and has no immediate family member (as defined in the Guidelines) who has been employed as a DST executive officer, (b) has not received, and has no immediate family member who has received, more than $100,000 in any twelve month period in direct compensation from DST (other than in his or her capacity as a member of the DST Board or of any DST Board committee)*; (2) is not and has not been within the last three years, and has no immediate family member who is or has been within the last three years, employed as an executive officer by any company on whose compensation committee a present DST executive officer concurrently serves or served; (3) is not a current employee, and has no immediate family member who is a current executive officer, of (a) DST, (b) a company that made payments to, or received payments from, DST for property or services in any of the last three fiscal years in an amount which exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, as reported in the last completed fiscal year of such company*, or (c) a charitable organization to which DST contributed in any of the last three fiscal years more than 2% of such charitable organization’s consolidated gross revenues or $1 million, whichever is greater*; (4) has no immediate family member who is a current employee of a firm that is DST’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; (5) is not and has no immediate family member who is a current partner of a firm that is DST’s internal or external auditor; (6) was not, and has no immediate family member who was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on DST’s audit within that time; and (7) is not a current employee of a firm that is DST’s internal or external auditor. In addition to the foregoing, a Non-Employee Director will be considered independent for purposes of serving on the DST Audit Committee only if the director also has not, other than in his or her capacity as a member of the DST Board or of the DST Audit Committee or any other DST Board committee, accepted any consulting, advisory, or other compensatory fee from DST and is not an affiliated person of DST or any DST subsidiary, as defined by SEC rules. In determining independence, the DST Board concluded that no Non-Employee Director has any material relationship with DST under these standards.

DST Board Meetings and Standing Committees

Meetings.   The DST Board met eight times in 2005. The DST Board has established three standing committees: the DST Audit Committee, the DST Governance Committee and the Compensation Committee of the DST Board (“DST Compensation Committee”). During 2005, the DST Audit Committee held four meetings, the DST Governance Committee held two meetings, and the DST Compensation Committee held five meetings. With the exception of one special board meeting that one director could not attend, each director attended in 2005 all regular and special DST Board meetings and all meetings of DST Board committees on which such director served.

*                    The Guidelines set forth certain circumstances in which independence can be presumed although these circumstances exist.

DST Audit Committee.   The DST Audit Committee is comprised of directors who meet NYSE independence standards. Functions performed by the DST Audit Committee include appointing and approving the fees of the independent auditor, reviewing audited financial statements and certain other public disclosures, and assisting the DST Board in oversight of the internal audit function, legal and regulatory compliance, and integrity of financial statements and certain internal controls. The charter of the DST Audit Committee is available at www.dstsystems.com. DST will furnish a copy without charge upon written request to the DST Corporate Secretary, 333 W. 11th Street, Kansas City, Missouri 64105. Members of the DST Audit Committee are Ms. Strandjord and Messrs. Allinson, Fitt, Nelson and Reed. The DST Board has determined that Ms. Strandjord is an “audit committee financial expert” as that term is defined in applicable securities laws and regulations, and other members of the DST Audit Committee may also qualify as audit committee financial experts under such laws and regulations. The DST Board appoints the members of the DST Audit Committee to serve staggered three-year terms. The DST Audit Committee Report is set forth herein. No member of the DST Audit Committee serves on more than one other public company board of director audit committees.

DST Compensation Committee.   The DST Compensation Committee is comprised of directors who meet NYSE independence standards. Functions of the DST Compensation Committee include making determinations with respect to salaries and bonuses of and other compensation arrangements with the CEO and other DST executive officers, performing certain administrative duties under DST compensation and benefit plans, including the Equity Incentive Plan, and recommending to the DST Board fees to be paid Non-Employee Directors. The charter of the DST Compensation Committee is available at www.dstsystems.com. DST will furnish a copy without charge upon written request to the DST Corporate Secretary, 333 W. 11th Street, Kansas City, Missouri 64105. Members of the DST Compensation Committee are Ms. Strandjord, Ambassador Argyros and Messrs. Fitt, Nelson and Reed. The DST Board appoints the members of the DST Compensation Committee to serve one-year terms. The DST Compensation Committee Report on Executive Compensation is set forth herein.

DST Governance Committee.   The DST Governance Committee is comprised of directors who meet NYSE independence standards. Functions performed by the DST Governance Committee include identifying and recommending to the DST Board persons to serve on the DST Board, evaluating independence and other qualifications of DST Board and DST Board committee members, recommending corporate governance guidelines to the DST Board, overseeing evaluations of the DST Board, and reviewing and performing certain administrative duties with respect to DST’s Business Ethics and Legal Compliance Policy (“Ethics Policy”). The Ethics Policy and the charter of the DST Governance Committee are available at www.dstsystems.com. DST will furnish a copy of either document without charge upon written request to the DST Corporate Secretary, 333 W. 11th Street, Kansas City, Missouri 64105. Members of the DST Governance Committee are Ms. Strandjord, Ambassador Argyros, and Messrs. Allinson, Fitt, Nelson and Reed. The DST Board appoints the members of the DST Governance Committee to serve one-year terms. The DST Governance Committee will consider nominees for director timely proposed by stockholders in a written proposal notice as described in Other Matters herein.

Compensation of Non-Employee Directors.   Non-Employee Directors are compensated as follows:

Additional
	Annual Retainer		Fees per Meeting Attended
	for DST Board				DST Board
	Committee Chairperson		DST Board Meetings		Committee Meetings
Annual	DST Audit	Other	In	By Tele-	In	By Tele-
Retainer	Committee	Committees	Person	conference	Person	conference	Equity	Other
$40,000	$10,000	$5,000	$5,000	$1,000	$2,000	$500	Shares of restricted(1) DST Common Stock, granted under the 2005 Non-Employee Directors’ Award Plan as of each shareholder annual meeting date, and equal in value to $130,000 as of such date	Payment of less than $10/month in term life insurance premiums

(1)          The restrictions lapse three years from the date of grant, or, if earlier, upon retirement from service as a Non-Employee Director on or after age 59 1/2, disability, or death. The restrictions also lapse prior to the end of the three year period if the Non-Employee Director resigns (a) pursuant to a requirement of the director’s employer (provided the director does not control the employer as determined by the DST Board), (b) upon the advice of DST counsel as a result of legal, regulatory, or other requirements that are not a basis of termination of service for cause and are not related to the Non-Employee Director’s failure to perform duties to DST or its stockholders, or (c) a failure to be nominated for reelection provided such failure is not due to termination of service for cause or the director declining a nomination.

Non-Employee Directors may defer their compensation under the Directors’ Deferred Fee Plan, a non-qualified deferred compensation plan. Under the plan, directors who receive fees from DST may make an annual election to defer all or a part of any fees earned during the next calendar year. Each participant’s account will be credited with the amount of fees deferred. The account will be adjusted monthly by a rate of return on a hypothetical investment selected by the participant among certain participant-elected investment choices allowed by the plan, or, if investment choices are not elected as to all or a portion of the account, by an interest factor equal to a rate of return selected by the DST Board as provided in the plan. The benefits become distributable after termination of service as a director or in certain other circumstances as approved by the DST Compensation Committee. Fees to some directors previously deferred under an earlier plan, which terminated effective August 31, 1995, continue to be deferred and adjusted and will be distributed in accordance with such earlier plan.

Compensation Committee Interlocks and Insider Participation; Certain Business Relationships.   DST Board member Thomas A. McCullough is a non-executive officer of BFDS, a joint venture of DST and State Street. Although Mr. McCullough and certain other DST officers and directors are members of the BFDS board of directors, there are no compensation committee interlocks. BFDS uses DST’s mutual fund system and services as a remote services client of DST. Certain subsidiaries of DST provide printing, mailing and other services and license software to BFDS and its subsidiaries. For 2005, DST on a consolidated basis had revenues of $102,793,327 from BFDS and its subsidiaries.

Interested Party and Stockholder Communication with Directors.   Interested parties and stockholders may send written communications to the DST Board, any director, or any director group, including all

Non-Employee Directors or all members of a DST Board committee, in care of Clarence M. Kelley and Associates, Inc., Attention: Patrick Quinn/DST, 3217 Broadway, 4th Floor, Kansas City, Missouri 64111. Clarence M. Kelley and Associates, Inc. will forward the communication directly to the director or director group to which it is directed by the interested party or stockholder. Clarence M. Kelley and Associates, Inc. is a third party vendor not affiliated with DST. Non-Employee Directors meet regularly in executive session without management participation. The Presiding Director for such sessions is Michael G. Fitt. Interested parties and stockholders may communicate directly with the Presiding Director using the procedure set forth in this paragraph.

Non-Employee Director Ownership of DST Common Stock.   The DST Board has adopted a guideline that within a reasonable period of time after a Non-Employee Director’s initial appointment or election to the DST Board (which period the DST Board considers to be at least one year), taking into account any personal circumstances applicable to such director, such director is expected to beneficially own DST Common Stock worth at least three times the annual minimum cash retainer for serving as a DST Board member based on the fair market value of the stock and including any restricted DST Common Stock held by the director.

AUDIT MATTERS
DST Audit Committee Report

The DST Audit Committee reviewed and discussed DST’s consolidated financial statements with management and PricewaterhouseCoopers, DST’s independent registered public accounting firm. The DST Audit Committee received management’s representation and the opinion of PricewaterhouseCoopers that DST’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The DST Audit Committee also discussed with DST’s independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

PricewaterhouseCoopers provided the DST Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the DST Audit Committee discussed with PricewaterhouseCoopers the independence of such firm.

Based upon such review and discussions, the DST Audit Committee recommended to the DST Board that the audited consolidated financial statements be included in DST’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

THE DST AUDIT COMMITTEE

A. Edward Allinson
Michael G. Fitt
William C. Nelson
Travis E. Reed
M. Jeannine Strandjord

DST’s Independent Registered Public Accounting Firm.   PricewaterhouseCoopers served as DST’s independent registered public accounting firm as of and for the year ended December 31, 2005. As such, PricewaterhouseCoopers (a) performed professional services in connection with the audit of the consolidated financial statements of DST and the review of reports filed with the SEC, and (b) performed a review of management’s assessment of the effectiveness as of December 31, 2005 of internal control over financial reporting and issued an Internal Control Attestation. In addition, PricewaterhouseCoopers reviewed control procedures of DST’s mutual fund processing services and provided certain other accounting, auditing and tax services to DST and certain of its subsidiaries.

PricewaterhouseCoopers fees during 2005 and 2004 were as follows:

Audit Fees.   Fees for financial statement audits were approximately $2,715,000 during 2005 and $3,025,000 during 2004.

Audit Related Fees.   Audit related fees were approximately $1,830,000 during 2005 and $865,000 during 2004. Of the 2005 amount, approximately $1,365,000 was related to attest services relating to Statement of Auditing Standards No. 70 reports and other controls reviews and approximately $50,000 was for financial statement audits of employee benefit plans. Of the 2004 amount, approximately $680,000 was related to attest services relating to Statement of Auditing Standards No. 70 reports and other controls reviews and approximately $60,000 was for financial statement audits of employee benefit plans. The DST Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers.

Tax Fees.   Tax fees were approximately $2,218,000 during 2005 and $2,135,000 during 2004. Of the 2005 amount, approximately $1,847,000 was for U.S. federal, state and local tax planning and compliance and approximately $371,000 was for international tax planning and compliance. Of the 2004 amount, approximately $1,975,000 was for U.S. federal, state and local tax planning and compliance and approximately $160,000 was for international tax planning and compliance. The DST Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers.

All Other Fees.   There were no fees related to other services during 2005 and 2004.

The DST Audit Committee has established procedures that prohibit the Committee from engaging an independent auditor to perform any service that the independent auditor is prohibited by the securities laws from providing. Such procedures require the Committee to pre-approve the auditor’s annual audit of DST’s consolidated financial statements. They allow the Committee or the Committee Chairman to pre-approve or reject any other audit or non-audit services. The Committee has directed that the Chairman, with the assistance of the CFO, present and describe at regularly scheduled DST Audit Committee meetings all such pre-approved services. The DST Audit Committee has established maximum periods in advance of the commencement of audit or non-audit services that such services should be presented for pre-approval. The DST Audit Committee regularly examines whether the fees for auditor services exceed estimates. The DST Audit Committee procedures recognize that pre-approval is not required under securities law regulations for certain non-audit services the aggregate amount of which does not exceed certain amounts paid by DST to its independent auditor (“DeMinimis Waiver”), and the procedures require the Chairman or the Committee to approve prior to completion of the audit any services subject to the DeMinimis Waiver. No such waiver has been applied to a non-audit service. The DST Audit Committee pre-approved all services PricewaterhouseCoopers rendered to DST and its subsidiaries for 2005.

DIRECTOR NOMINATION MATTERS

In recommending DST Board Nominees to the DST Board, the DST Governance Committee identifies candidates who meet the current challenges and needs of the DST Board. The DST Governance Committee uses multiple sources for identifying and evaluating nominees for directors including referrals from members of the DST Board and management, and it may seek input from third party executive search firms. No such firm was used to recommend the DST Board Nominees. The DST Governance Committee will also consider nominees for director timely proposed by stockholders in a written notice as described in Other Matters herein. The DST Governance Committee evaluates stockholder nominees for director in the same manner it evaluates other nominees, except that the DST Governance Committee will consider and give such weight as it deems appropriate to input about a nominee that is received by DST management or incumbent DST directors.

In recommending a director nominee (including the re-election of an incumbent director), the DST Governance Committee considers, among other things, whether the nominee meets the standards and has the qualities and experience to fulfill the responsibilities set forth in the Guidelines, the nominee’s reputation and affiliations, the nominee’s commitment to prepare for and regularly attend meetings of the DST Board and any DST Board committees on which such nominee may serve, and whether, if applicable, the nominee meets the NYSE independence standards and has qualifications and attributes necessary under NYSE listing standards and applicable laws and regulations for service on DST Board committees. Additionally, in recommending an incumbent director for re-election, the DST Governance Committee considers the nominee’s prior service on the DST Board, continued commitment to DST Board service and any changes in employment or other status that are likely to affect such nominee’s qualifications to serve. Selection and nomination of directors need not be subject to the processes of the DST Governance Committee if DST is legally required by contract or otherwise to provide third parties with the ability to nominate directors.

EXECUTIVE COMPENSATION MATTERS

DST Compensation Committee Report on Executive Compensation

Overview.   Part I of this Report (“Compensation Report”) describes the philosophy and actions of the DST Compensation Committee (the “Committee”) in structuring 2005 compensation for DST executive officers (“Executive Officers”). Part II is an overview of CEO compensation. Part III describes special compensation arrangements for Messrs. Kenney, Towle and Winn. Part IV addresses the deductibility of compensation.

I.                  Compensation for Executive Officers.

Compensation consists of base salaries and benefits, awards under the Annual Incentive Award Program (the “Incentive Program”) that the Committee has adopted under the Equity Incentive Plan, and upfront equity awards.

Base Salaries and Benefits.   The Committee determined the 2005 base salaries on the principle that such salaries be fair, reasonable and competitive. The Committee considered the recommendations of, and data provided by, an independent compensation consultant. The proxy statement data were from seventeen companies in the computer software and services industry with revenues, market capitalization, size, scope and complexity that the Committee and the consultant believed made them appropriate peers. The Committee also focused on the information provided in general industry surveys about officers with positions and responsibilities similar to each Executive Officer.

With the advice of the independent compensation consultant, the Committee set the target for the base salary of each Executive Officer to be in approximately the 50th percentile of compensation levels for comparable positions shown in the surveys. The Committee increased base salaries of certain Executive Officers whose base salaries fell significantly below the 50th percentile based on the updated survey data. The Committee also examined the responsibilities of individual Executive Officers in relation to the market and to each other and made adjustments where it deemed appropriate, causing base salaries in some instances to exceed the 50th percentile of survey compensation levels. The Executive Officers participated in certain benefits generally available to DST employees such as the DST 401(k), welfare benefit plans, and an employee stock purchase plan; received minor perquisites; and participated in other benefit plans described in Other Compensation Plans and Arrangements.

Incentive Award.   Performance-based bonuses for Executive Officers were made pursuant to the Incentive Program. The bonuses depended 50% on performance against three-year cumulative threshold, target or maximum consolidated diluted DST earnings per share (“EPS”) goals and 50% on performance against either 2005 annual threshold, target or maximum consolidated diluted DST EPS goals or 2005 annual threshold, target, or maximum business unit pretax income goals (collectively, the “Goals”). Under the Incentive Program, incentive compensation awarded for exceeding the threshold incentive levels consists of a combination of cash and a deferred award.

If the threshold Goal is met but not exceeded, all of the incentive bonus is paid in cash; for that portion of the bonus attributable to performance above the threshold Goal, 50% of the bonus is paid in cash and 50% is paid in the form of a deferred award that cliff vests at the end of three years. The deferred portion of incentive compensation for performance periods prior to 2005 has been awarded in the form of either restricted DST Common Stock (“Incentive Restricted Stock”) or options to purchase DST Common Stock (“Incentive Options”). For 2005, the Committee has replaced the equity portion of Incentive Program awards with a deferred cash award to provide Executive Officers with greater diversification of their unvested awards.

The Committee determines the percentage of each Executive Officer’s salary to be awarded as a bonus at each level of Goals met by DST. For 2005, for Executive Officers other than Mr. McDonnell, the range of percentages of base salary which could be awarded if threshold Goals were met was from 40% to 85%, and the range of percentages which could be awarded if maximum Goals were met was 120% to 255%. In establishing the ranges, the Committee set the target for each Executive Officer’s combined base salary and undeferred portion of the Incentive Program award to be in approximately the 75th percentile of the survey information if DST meets target Goals and in approximately the 90th percentile if DST meets maximum Goals.

In determining that DST met the maximum annual and cumulative Goals for 2005, the Committee excluded the effects of the tax free exchange in which we acquired DST Health Solutions from Computer Sciences Corporation, the Computershare Transaction, the sale of DST Innovis and DST Interactive to Amdocs Limited, and the merger of DST lock/line, Inc. with an Asurion Corporation subsidiary. As a result of DST’s achievement of the maximum Goals, Executive Officers received a cash bonus and a deferred cash award, each calculated as set forth above. The deferred cash award vests on December 1, 2008 (“Vesting Date”) unless early vesting occurs as a result of death, disability, or termination of employment on or after age 59 1/2. The award is forfeited upon other termination of employment; provided, however, that no forfeiture occurs upon termination at the time of a reduction in force (“RIF”)* or a business unit divestiture (“BUD”)* or in certain circumstances subsequent to a “change in control”*. Subsequent to a RIF or a BUD, the award will vest on the Vesting Date; provided, however, that (i) in the case of a RIF, the award will early vest if the employee dies, becomes disabled, or reaches age 59 1/2, and (ii) in the case of a BUD, the award will early vest if the employee dies or becomes disabled during employment with the “acquiring entity”* and will be forfeited if prior to the Vesting Date the employee is terminated for “cause”* by the acquiring entity or voluntarily terminates employment with the acquiring entity prior to reaching age 59 1/2. If a change in control occurs, the award early vests upon a termination without cause or “resignation for good reason”* subsequent to the change in control.

By following DST procedures allowed by applicable tax laws and requiring the deferral elections to be made at least six months prior to the end of the deferral period, the award grantee may extend the mandatory deferral period for deferred cash amounts if they ultimately vest. Upon payout of the deferred cash, the participant will be entitled to receive the deferred cash adjusted by a return based on hypothetical investments selected by the participant from choices provided by DST.

Upfront Equity Awards.

The Committee believes that equity ownership by DST officers and key management is an important component of overall compensation and also helps to align the interests of management with those of shareowners. Historically, stock option grants have been used as the primary vehicle for equity compensation. In November 2002, the Committee granted, for 2003, 2004 and 2005 service, performance-based options (“Upfront Options”). The Upfront Options are vested due to achievement of a diluted EPS goal and, except for early exercises required in the event of death, disability, or termination of employment prior to age 60, exercisable for ten years from the grant date.

During 2004, the Committee examined its historic approach to equity compensation. The Committee desired to change the annual equity award to restricted stock to address changes in accounting for stock options, to fix the dilutive effect of equity compensation grants, and to spread a reasonable level of equity compensation expense over an extended time period. In November 2004, Executive Officers received grants of five-year upfront cliff vested restricted stock (“Upfront Restricted Stock”). The Upfront Restricted Stock will be the only equity compensation grant for Executive Officers for 2005 through 2009 (the “Upfront Restricted Stock Period”) other than for new hires or promotions or if the Committee returns to its past practice of using restricted stock for the deferred portion of Incentive Program bonuses.

*                    The governing award agreement defines these terms.

Restrictions will generally lapse at the end of the five year vesting period but only if DST has achieved an EPS performance goal during the five year period. The performance feature links pay to DST’s diluted EPS growth and allows tax deductibility under the Internal Revenue Code (“Code”) Section 162(m) as performance-based pay. Due to favorable market conditions, DST was able to realize some of its long-term strategic objectives sooner than expected by completing three significant transactions during 2005. In 2005, DST met the diluted EPS performance goal established for 162(m) purposes, and, therefore, the restrictions will lapse January 31, 2010 if the Executive Officers do not forfeit the shares. The shares would forfeit if the Executive Officer voluntarily terminated employment with DST, was terminated for cause, or was terminated without cause unless such termination is in connection with a BUD (in which case the shares fully vest) or a RIF (in which case the shares pro rata vest and the remaining shares are forfeited). The shares vest pro rata in the event of a change in control (as defined in the plan) followed by full vesting if, within three years after the change in control, the Executive Officer is terminated without cause or resigns for good reason. The Upfront Restricted Stock is not transferable during the period of restriction except in the form of gifts to family members or trusts for family members, and the stock remains subject to the restrictions after such permitted transfers.

The Committee believes that restricted stock grants are more easily understood by the recipient. The five-year cliff vest feature is a long-term key management retention tool. The use of restricted stock as compared to options results in a lower number of shares issued to achieve a specified level of compensation to the recipient, thus reducing the potential number of incremental shares for diluted EPS calculations. The grant cost will be spread evenly over the vesting period. The Committee established a benchmark that equity compensation should approximate six to seven percent of pre-tax income on an annual basis. Whether the Upfront Restricted Stock expense over the Upfront Restricted Stock Period is at benchmark levels is subject to changes in earnings about which DST is making no representations or assurances.

The Committee, with the help of independent compensation consultants, determined the number of shares of Upfront Restricted Stock to be granted for each Executive Officer by (a) considering such officer’s position and level of responsibility; (b) valuing the restricted stock considering the degree of difficulty in achieving the EPS criteria and other terms and conditions of the grant; and (c) evaluating peer group and industry benchmarking data, the historical targets the Committee has set for annual compensation, and the aggregate value of annual equity compensation for the Upfront Restricted Stock Period, including the value of the portion of the Upfront Options awarded in November 2002 and attributable to 2005 service. In general the value of the awards, when combined with base salary and the target Incentive Program cash award, were intended to provide total direct compensation in the 75th percentile.

II.   CEO Compensation.   The DST Compensation Committee determined Mr. McDonnell’s 2005 base salary of $575,000 in the same manner it determined the salaries of other Executive Officers. Mr. McDonnell’s 2005 base salary is currently below the 50th percentile of survey compensation levels.

Under the Incentive Program, Mr. McDonnell’s threshold, target and maximum incentive awards for 2005 were set at 100%, 200% and 300% of his base salary, respectively, if DST attained its threshold, target or maximum Goals. The amount of the deferred cash award Mr. McDonnell received for the deferred portion of his 2005 compensation was determined as described in the Incentive Program section above. The number of Upfront Options and Upfront Restricted Stock that have been granted to Mr. McDonnell was determined in the same manner as grants to the other Executive Officers.

III.        Kenney, Towle and Winn Compensation

Kenney Compensation.   Because Mr. Kenney was an Executive Officer only until June 15, 2005, he did not receive an Incentive Program award for 2005. Mr. Kenney received a $927,500 bonus in June 2005 for completing his service as President and CEO of EquiServe pending the completion of DST’s sale of EquiServe in the Computershare Transaction. The Committee believed incenting Mr. Kenney to complete his service was vital to DST’s efforts to complete the transaction. Pursuant to a separation arrangement between Mr. Kenney and DST, Mr. Kenney agreed to be available to provide consulting services to DST and Mr. Kenney also agreed that through August 20, 2007, he would not solicit DST associates for other employment or provide services to Computershare Ltd. In consideration of such agreement, DST paid Mr. Kenney $200,958 for the period from the completion of the Computershare Transaction through the remainder of 2005. The Committee believes that such pay is appropriate in view of Mr. Kenney’s service to EquiServe, his termination without cause from his position at EquiServe, and his continuing obligations to DST.

Towle Compensation.   In 2004 in connection with Mr. Towle’s appointment as President and CEO of DST Output, the Committee granted Mr. Towle (a) 25,000 shares of restricted DST Common Stock with the restrictions to lapse in one-third increments December 16, 2004, 2005 and 2006, and (b) options to purchase a total of 114,315 shares of DST Common Stock with one-third of each grant becoming exercisable over each of the three anniversaries of the grant dates, each subject to the terms and conditions of the award agreement and forfeitable upon voluntary termination of employment or termination of employment by DST for cause. The number of shares of restricted DST Common Stock and the number of shares subject to options to purchase DST Common Stock were based on the terms of DST Output’s offer of employment to Mr. Towle, and the Committee believes the awards reflect Mr. Towle’s level of responsibility. Half of Mr. Towle’s Incentive Program bonus depended on 2005 pre-tax income of a DST Output business unit rather than on 2005 DST EPS goals. The DST Output business unit met its 2005 maximum annual pre-tax income goal.

Winn Compensation.   Mr. Winn was eligible to receive a bonus of between 50% and 150% of his base salary depending on DSTi’s achievement of three-year cumulative and 2005 annual threshold, target and maximum pre-tax income goals. Although DSTi’s results were below the threshold, the Committee reviewed Mr. Winn’s performance as Group Chief Executive of DSTi and determined it was appropriate to pay him a cash bonus of 50% of his base salary.

IV.          Compensation Expense Deductibility.

Section 162(m) of the Code contains a limitation (“162(m) Limitation”) of DST’s deductions for federal income tax purposes of compensation expenses in excess of $1 million paid to the CEO and the four most highly compensated officers under Code regulations. Performance-based compensation that meets the requirements of Section 162(m) is excluded from the compensation subject to the 162(m) Limitation. The DST Compensation Committee believes DST has taken the steps required to exclude from calculation of the 162(m) Limitation any performance-based awards granted under the Equity Incentive Plan.

THE DST COMPENSATION COMMITTEE

George L. Argyros
Michael G. Fitt
William C. Nelson
Travis E. Reed
M. Jeannine Strandjord

Stock Performance Graph

The following graph shows the changes in value since December 31, 2000 of an assumed investment of $100 in: (i) DST Common Stock; (ii) the stocks that comprise the S&P 400 MidCap index(1); and (iii) the stocks that comprise a peer group of companies (“Peer Group”)(2). The table following the graph shows the dollar value of those investments as of December 31, 2005. The value for the assumed investments depicted on the graph and in the table has been calculated assuming that cash dividends, if any, are reinvested at the end of each quarter in which they are paid.

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
DST Common Stock Value	100.00	74.40	53.06	62.33	77.79	89.42
S&P 400 MidCap Index Value	100.00	99.40	84.97	115.24	134.23	151.08
Peer Group Value	100.00	113.07	82.10	91.23	103.49	104.14

(1)          Standard & Poor’s Corporation, an independent company, prepares the S&P 400 MidCap Index.

(2)          DST selected this peer group based on information on comparable companies for DST’s industry developed by independent compensation consultants with the input of the CFO. The companies in the Peer Group are Acxiom Corporation, Affiliated Computer Services, Alliance Data Systems Corporation, Automatic Data Processing, Inc., BISYS Group, Inc., Concord EFS, Inc. (through its acquisition February 26, 2004 by First Data Corporation), CSG Systems Int., First Data Corporation, Fiserv, Inc., NCR Corporation, SEI Investments Co., SunGard Data Systems, Inc. (through its acquisition in September 2005 by Solar Capital Corp.), and TeleTech Holdings Inc.

Summary Compensation Table

The following table sets forth for the calendar years indicated the total compensation paid to or for the account of the CEO, the four Executive Officers other than the CEO receiving the highest totals of salary and cash bonus for 2005, and Mr. Kenney, who was an Executive Officer until June 15, 2005 when the Computershare Transaction was completed (collectively, the “Named Officers”).

	Annual Compensation				Long Term Compensation Awards
					Restricted	Number of
				Other annual	Stock	Securities	All Other
		Salary	Bonus	compensation	Awards	Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)(2)	($)	Options/SARs	($)(3)
Thomas A. McDonnell	2005	575,000	1,150,000	105,357	—	—	744,360
DST President and	2004	575,000	1,092,500	71,222	10,000,998	—	123,588
CEO	2003	575,000	941,850	51,116	428,081	11,925	1,892,876
Thomas A. McCullough	2005	500,000	850,000	—	—	—	555,510
DST Executive	2004	500,000	800,000	—	6,898,127	—	94,942
Vice President and	2003	475,000	648,375	—	294,683	—	1,075,602
COO
Steven J. Towle	2005	383,000	383,000	—	—	—	261,515
DST Output President	2004	360,000	360,000	—	4,705,617	14,315	152,254
and CEO	2003	—	—	—	—	—	—
Kenneth V. Hager	2005	287,500	287,500	—	—	—	196,097
Vice President, CFO	2004	270,000	245,743	—	2,381,075	—	39,971
and Treasurer	2003	270,000	270,047	—	2,550	—	36,983
J. Michael Winn(1)	2005	366,138	183,069	—	—	—	78,684
DSTi Group Chief	2004	383,620	263,216	51,641	3,536,250	—	84,845
Executive	2003	357,160	503,596	—	—	—	338,087
Donald J. Kenney	2005	170,042	931,500	—	—	—	1,147,158
EquiServe President	2004	371,000	556,500	—	—	—	14,350
and CEO until	2003	371,000	253,207	—	68,297	—	296,577
June 15, 2005

(1)          Amounts for Mr. Winn are converted from pounds to dollars on December 31 of the applicable year. The bonus amount for 2004 includes the portion of the bonus for such year which was deferred and paid based on DSTi’s pre-tax earnings in 2005.

(2)          Only Mr. McDonnell had perquisites exceeding $50,000. Mr. McDonnell’s perquisites included compensation of $95,413 for his 2005 personal use of aircraft in which DST has a fractional interest.

(3)          All Other Compensation consists of the following: (see table on next page)

Components of 2005 All Other Compensation Shown in Summary Compensation Table

Named Officer	DST 401(k) Matching Contribution ($)	DST 401(k) Discretionary Profit Sharing Contribution ($)	DST Systems, Inc. Supplemental Executive Retirement Plan (“Executive Retirement Plan”) Contribution ($)	Annual Incentive Program Deferred Cash Award for 2005 Performance Year* ($)	Miscellaneous Other Compensation ($)
Thomas A. McDonnell	6,300	8,400	154,660	575,000	744,360
Thomas A. McCullough	6,300	8,400	115,810	425,000	555,510
Steven J. Towle	6,300	8,400	55,315	191,500	261,515
Kenneth V. Hager	6,300	8,400	37,647	143,750	196,097
J. Michael Winn	—	—	—	—

a 61,511 contribution to a qualified retirement plan account, a 15,708 payment for amounts Mr. Winn could not contribute to a qualified retirement plan account as a result of statutory limits, and 1,465 in term life insurance premiums

Donald J. Kenney	6,300	8,400	—	—	931,500 bonus for service pending completion of the Computershare Transaction and 200,958 in consideration of continuing obligations, each as described in the Compensation Report

*                    The deferred cash awards are described in the Compensation Report herein. Although the grantees must defer and may forfeit the cash, DST is reporting the compensation as part of “All Other Compensation” because it was awarded for 2005 achievement of Goals.

Restricted Stock Information

No restricted DST Common Stock was granted to any Named Officer during 2005.

Aggregate Restricted Stock Held, and Market Value, at 12/31/05

Named Officer	Shares #	Value $
Thomas A. McDonnell	221,793	13,287,619
Thomas A. McCullough	152,963	9,164,013
Steven J. Towle	87,127	5,219,779
Kenneth V. Hager	55,895	3,348,669
J. Michael Winn	75,000	4,493,250
Donald J. Kenney	1,560	93,460

Restricted Stock Reported in Summary Compensation Table
Vesting in Under Three Years from Date of Grant(1)

Named Officer	Portion of Towle 12/16/03 Restricted Stock Grant Unvested at 12/31/05(2)	Shares of Incentive Restricted Stock Granted in 2/04 for 2003 Incentive Program Award; vest 1/1/07	Shares of Incentive Restricted Stock Granted in 3/05 for 2004 Incentive Program Award vest 1/1/08
Thomas A. McDonnell	—	9,778	11,515
Thomas A. McCullough	—	6,731	8,432
Steven J. Towle	8,333	—	3,794
Kenneth V. Hager	—	2,550	2,845
Donald J. Kenney	—	1,560	—

(1)          The terms and conditions of the grants and the possibility of forfeiture of the shares are described in Other Compensation Plans and Arrangements. Holders of restricted DST Common Stock may vote and receive any dividends paid on such shares.

(2)          Restrictions lapse December 16, 2006.

Option/SAR Grants in Last Fiscal Year

No options to purchase DST Common Stock were granted to any Named Officer during 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table gives aggregated information about the Named Officers’ exercises during 2005 of options to purchase DST Common Stock and shows the number and value of their exercisable and unexercisable options at December 31, 2005, which was DST’s fiscal year end.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs At December 31, 2005		Value of Unexercised In-the-Money Options/SARs At December 31, 2005 ($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas A. McDonnell	—	—	1,577,492	—	26,606,514	—
Thomas A. McCullough	66,245	1,984,654	538,506	—	7,129,226	—
Steven J. Towle	—	—	66,939	42,876	1,145,601	857,601
Kenneth V. Hager	—	—	274,109	—	5,413,170	—
J. Michael Winn	—	—	290,000	—	8,787,994	—
Donald J. Kenney	—	—	250,000	—	4,841,500	—

Employment Agreements.   All Named Officers other than Mr. Kenney have employment agreements. An agreement between DST and Mr. McDonnell (the “McDonnell Agreement”) and an agreement between DST and Mr. McCullough (the “McCullough Agreement”) are dated as of November 30, 2005 and provide for employment at the base salary set by the DST Compensation Committee, subject to upward adjustment. Unless earlier terminated as provided in the respective agreement, the McDonnell Agreement is effective through December 31, 2010 and the McCullough Agreement is effective through December 31, 2008.

The agreements set the percentage of the salaries of Messrs. McDonnell and McCullough to be awarded as bonuses at each level of Goals set under the Incentive Program. Mr. McDonnell’s percentages at threshold, target and maximum Goals continue at his 2005 levels of 100%, 200% and 300%. Mr. McCullough’s percentages at threshold, target and maximum Goals beginning for the 2006 performance year are 90%, 180% and 270%. The agreements prohibit reduction of these percentages.

Under the McDonnell and McCullough Agreements, employment may be terminated by the executive on at least 30 days’ notice to DST and by DST with or without cause. If DST terminates the employment without cause, the agreements provide severance pay equal to 24 months’ base salary. For 24 months from the termination, DST will provide either COBRA health insurance or, if the COBRA period has expired, premium reimbursement for the remainder of the 24 month period unless another employer makes comparable coverage available. DST will reimburse the executive for 24 months of comparable life insurance unless another employer makes such benefits available. Each executive will receive a pro rata portion of any annual incentive award that would have been paid for the performance year in which the termination without cause occurred. Each agreement contains certain non-compete limitations in effect for a three-year period after the executive’s termination of employment.

An agreement between DST and Mr. Hager, dated as of April 1, 1992 and amended October 9, 1995 (the “Hager Agreement”), provides for the continued employment of Mr. Hager to serve at the pleasure of the DST Board in the role of CFO. Mr. Hager’s base salary is subject to adjustment by the DST Compensation Committee. Mr. Hager is to participate in the Incentive Program. The Hager Agreement may be terminated by Mr. Hager on at least 30 days’ notice to DST and by DST and with or without cause. If DST terminates the Hager Agreement without cause, the agreement entitles Mr. Hager to severance pay equal to 12 months’ base salary and to 12 months’ reimbursement of costs for comparable life and health insurance benefits unless another employer provides such benefits.

The McDonnell, McCullough and Hager Agreements provide for participation in any DST incentive compensation plan and for other benefits DST generally makes available to its executive officers. The agreements provide for certain rights to gross-up amounts in the event payments made under the agreements are subject to Section 4999 of the Code. If a change in control occurs during the term of the agreements, each officer would be entitled to the following: (a) continuation of the officer’s employment, executive capacity, salary and benefits for a three-year period at levels in effect on the “control change date”*; (b) with respect to unfunded employer obligations under benefit plans, to cash payment of amounts to which the officer is entitled; (c) if the officer’s employment is terminated after the control change date other than “for cause”*, to payment of his base salary through termination plus a cash severance payment based on his salary for the remainder of the three-year period and to continuation of benefits to the end of that period; (d) if the officer resigns after a change in control upon “good reason”* to receive the same payments and benefits as if DST had terminated his employment without cause; and (e) the placement in trust of funds to secure the obligations to pay any legal expense of the officer in connection with disputes arising with respect to the agreement. The change in control payments to

*                    Each of the employment agreements define these terms.

Mr. Hager of unfunded obligations and of severance pay for termination without cause would be discounted by a specified rate.

Mr. Winn, DSTi Group Chief Executive, is subject to an employment agreement with DSTi dated as of June 23, 1993. DSTi may terminate the agreement without notice “for cause”*, and either DSTi or Mr. Winn may terminate the agreement for any other reason by giving at least twelve months’ notice. The agreement permits DSTi to place Mr. Winn in an executive capacity other than DSTi Group Chief Executive. It provides that Mr. Winn shall receive pension contributions, medical insurance, and certain fringe benefits and that Mr. Winn’s base salary shall be reviewed annually and is subject to increase by the board of directors of DSTi. The agreement contains certain non-compete limitations in effect for one year after Mr. Winn’s termination of employment. Mr. Winn may receive an annual performance-based bonus as discussed in the Compensation Report.

Other Compensation Plans and Arrangements.   In addition to certain compensatory plans and arrangements generally available to employees, the Named Officers participate as indicated in the following plans and arrangements:

Equity Incentive Plan.   All the Named Officers have received awards under the Equity Incentive Plan. Stockholders have approved the plan and have approved the performance-based criteria described in the plan as required for certain exclusions from the 162(m) Limitation. The Equity Incentive Plan gives the DST Compensation Committee the discretion to award incentives to selected DST employees in the form of shares; dividend equivalents; annual incentive awards; options; stock appreciation rights and limited stock appreciation rights; restricted stock; performance units including performance-based cash and deferred cash awards; restricted stock units and deferred stock; anniversary service awards; and substitute awards.

Unless otherwise provided in an award agreement, in the event of a change in control of DST (as defined in the Equity Incentive Plan), vesting of awards will be automatically accelerated and all conditions on awards shall be deemed satisfactorily completed without any action required by the DST Compensation Committee so that such award may be exercised or realized in full on or before a date fixed by the DST Compensation Committee. Subject to the terms of the Equity Incentive Plan, the DST Compensation Committee has discretion with respect to the terms of any agreements documenting such awards.

DST Systems, Inc. Executive Plan (“Excess ERISA Plan”).   Messrs. McDonnell, McCullough and Hager participated in the Excess ERISA Plan, a non-qualified deferred compensation plan terminated effective December 31, 1995. Account balances for each participant remain subject to the terms of the Excess ERISA Plan. Prior to termination of the Excess ERISA Plan, DST credited each participant’s account with the value of contributions DST would have made to the various qualified plans maintained by DST without regard to statutory contribution limits and eligibility requirements, less the amount actually contributed to such qualified plans on the participant’s behalf. The accounts, which became fully vested upon termination of the Excess ERISA Plan, become distributable after termination of employment or in certain instances as approved by the DST Compensation Committee.

Executive Retirement Plan.   Credits have been made to the accounts of Messrs. McDonnell, McCullough, Hager and Towle under an Executive Retirement Plan adopted by the DST Compensation Committee. The credits equal the value of contributions DST would have made to various qualified plans maintained by DST and of forfeiture amounts that would have been credited to such accounts but for the application of certain statutory contribution limits. The accounts are adjusted annually by a rate of return on a hypothetical investment selected by the participant among certain participant-elected investment choices allowed by the plan, or, if investment choices are not elected as to all or a portion of the account,

*                    The employment agreement defines this term.

by an interest factor equal to a rate of return selected by DST as provided in the plan. The accounts vest based on years of service or upon a change in control as defined in the plan.

Incentive Program.   The Named Officers other than Mr. Winn have received Incentive Program awards. Awards issued under the Incentive Program are subject to restrictions and limitations under the terms of the Equity Incentive Plan. No participant may receive a cash Incentive Program award or other cash Equity Incentive Plan award in a calendar year if, when added to the other cash awards granted to the participant in the same calendar year, the cash payment exceeds 600% of the participant’s annual base salary (up to maximum of $1,000,000 of base salary).

Participants in the Incentive Program are all DST officers and DST employees holding the managerial title of director. The DST Compensation Committee also designates as participants certain employees of at least 50% owned affiliates holding officer or managerial director positions. If for a given plan year DST achieves targeted diluted earnings per share, segment pre-tax earnings or other goals set by the DST Compensation Committee, participants may receive awards based on percentages of annual base salaries.

Until otherwise determined by the DST Compensation Committee, if goals above the threshold level set by the DST Compensation Committee are met, the deferred element of the award is to consist of deferred cash. For performance years prior to 2005, the DST Compensation Committee granted Incentive Restricted Stock or Incentive Options as the deferred element of the award, and some of those awards remain outstanding.

Incentive Restricted Stock is forfeited if the Executive Officer’s employment is terminated (for reasons other than retirement, disability, death or termination of employment by DST without cause) prior to the first day of the fourth fiscal year after the plan year for which the incentive award was granted, which is the day the restrictions would otherwise have been released (“Release Date”). The restrictions are released earlier than the Release Date upon retirement on or after age 60, disability as defined by the Committee, death, termination of employment without cause by DST or change in control of DST as defined in the Equity Incentive Plan. The stock is not transferable during the period of restriction except in the form of a gift to family members or trusts for family members, and the stock remains subject to the restrictions after such permitted transfers.

All Incentive Options that have been granted are vested. They are non-transferable and have an exercise term of ten years from the date of grant. As provided in the governing agreements, Incentive Options terminate in certain circumstances including voluntary termination of employment by the Executive Officer or termination of employment with cause by DST.

Officer Trusts.   DST has established trusts that are intended to secure the rights of its officers, directors, employees, and former employees under the employment continuation commitments of certain employment agreements, the Directors’ Deferred Fee Plan, the Incentive Program, the Excess ERISA Plan and the Executive Retirement Plan. The function of each trust is to receive contributions by DST and, in the event of a change in control of DST where DST fails to honor covered obligations to a beneficiary, the trust shall distribute to the beneficiary amounts sufficient to discharge DST’s obligation to such beneficiary. The trusts require DST to be solvent as a condition of making distributions. The trusts are revocable until a change in control of DST (as defined in the trusts) and terminate automatically if no such change in control occurs prior to December 31, 2007, unless the trusts are extended prior to such date.

DSTi Retirement Plan.   Under a qualified retirement plan available to all DSTi employees, DSTi makes a contribution up to a statutory limit to the personal retirement account of certain DSTi executives. DSTi makes a supplemental payment to Mr. Winn of 20% of his annual salary less the amount contributed to the qualified plan account.

OTHER MATTERS

General Information.   DST will bear the cost of the Annual Meeting, including the cost of mailing the proxy materials. Proxies may also be solicited by telephone, in person or otherwise by directors, officers and employees not specifically engaged or compensated for that purpose. DST has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost not expected to exceed $10,000 plus expenses. In addition, DST may reimburse brokerage firms and other persons representing beneficial owners of DST Common Stock for their expenses in forwarding this Proxy Statement, the Annual Report and other DST soliciting materials to the beneficial owners.

Stockholder Proposals.   Stockholders may submit proposals for consideration at a stockholders’ meeting as described below. No stockholder proposals are being considered at the Annual Meeting.

Inclusion of Stockholder Proposals in the 2007 Annual Meeting Proxy Statement.   If a stockholder desires to have a proposal included in DST’s proxy statement for the annual meeting of stockholders to be held in 2007, the Corporate Secretary of DST must receive such proposal on or before November 17, 2006, and the proposal must comply with the applicable SEC laws and rules and must be allowed by and comply with the procedures set forth in the DST By-laws. DST will require any proposed nominee for election as a director or stockholder proposing a nominee to furnish a consent of the nominee and may reasonably require other information to determine the eligibility of a proposed nominee to serve as a director or to properly complete any proxy or information statement used for the solicitation of proxies.

Timely Notice to DST of Nominations for Director and Other Stockholder Proposals.   The DST By-laws provide that a stockholder proposal (other than a proposal requested to be set forth in the proxy statement, as noted above) may not be made at an annual meeting unless the proposal has been timely delivered to the DST Governance Committee (for proposals to nominate directors) or to the Corporate Secretary (for other proposals). Only a stockholder who owns beneficially at least one percent of outstanding DST Common Stock may propose to nominate a director. A proposal is timely if delivered not less than 90 days nor more than 120 days prior to the anniversary of the last DST annual meeting; provided, however, that in the event that the DST Board designates the annual meeting to be held at a date other than the second Tuesday in May and publicly announces the date of the meeting less than 60 days prior to its occurrence, the stockholder must deliver a written proposal not later than 15 days following the date of such public announcement and not more than 120 days prior to the annual meeting. Public announcement is disclosure in any press release issued by DST, published on the DST website, or included in a document publicly filed by DST with the SEC. Proposals (other than proposals submitted for inclusion in the proxy statement) to be timely for the 2007 annual meeting if it occurs on May 8, 2007 must be delivered no earlier than January 9, 2007 and no later than February 8, 2007.

Contents of Notice of Proposal.   A stockholder proposal must be in the form of a written notice of proposal. The required contents of the notice depend on whether the proposal pertains to nominating a director or to other business. A stockholder’s notice pertaining to the nomination of a director shall set forth: (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of DST that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee; (b) as to the stockholder giving the notice, (i) the name and address of the stockholder, and (ii) the class and number of shares of capital stock of DST that are beneficially owned by the stockholder and the name and address of record under which such stock is held; and (c) the signed consent of the nominee to serve as a director if elected.

A stockholder’s notice concerning business other than nominating a director shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the class and number of shares of capital stock of DST that are beneficially owned by the stockholder and the name and address of record under which such stock is held, and (d) any material interest of the stockholder in such business. The Chairman of a DST annual meeting has the power to determine whether the proposed business is an appropriate subject for and was properly brought before the meeting.

Section 16(a) Beneficial Ownership Reporting Compliance.   Section 16(a) of the Exchange Act requires DST’s directors and certain of its officers, and each person, legal or natural, who owns more than 10% of DST Common Stock (each, a “Reporting Person”), to file reports of such ownership with the SEC, the NYSE, and DST. Based solely on review of the copies of such reports furnished to DST, and written representations relative to the filing of certain forms, all such reports were timely filed for 2005 other than a report of Ambassador Argyros. Ambassador Argyros’ spouse sold 100 shares of DST Common Stock on February 3, 2005, and the sale was reported on Form 5 in February 2006.

Availability of Annual Report.   The Annual Report includes the Form 10-K for the year ended December 31, 2005 (without exhibits) as filed with the SEC. DST will furnish without charge upon written request a copy of the Form 10-K. The Form 10-K includes a list of all exhibits thereto. DST will furnish copies of exhibits listed in the Form 10-K upon written request to the DST Corporate Secretary, 333 W. 11th Street, Kansas City, Missouri 64105. The requestor must pay DST’s reasonable expenses in furnishing such exhibits. Each such request for the Form 10-K or exhibits must identify the person making such request as a beneficial owner of DST Common Stock entitled to vote at the Annual Meeting. The Form 10-K including exhibits filed therewith are available at www.dstsystems.com and www.sec.gov.

Householding for Broker Customers.   Pursuant to the rules of the SEC, services that deliver DST’s communications to Broker Customers may deliver to multiple stockholders sharing the same address a single copy of DST’s Annual Report and Proxy Statement. DST will promptly deliver upon written or oral request a separate copy of the Annual Report and/or Proxy Statement to any stockholder at a shared address to which a single copy of the documents was delivered. Written requests may be made to the DST Corporate Secretary, 333 West 11th Street, Kansas City, Missouri 64105, and oral requests may be made by calling the DST Corporate Secretary’s Office at (816) 435-4636. To receive separate copies of the Proxy Statement or Annual Report in the future, or to receive only one copy per household, Broker Customers should contact their bank, broker or other nominee holder of record.

By Order of the DST Board,

Randall D. Young
Vice President, General Counsel and Secretary
Kansas City, Missouri
March 17, 2006

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

	Election of Three Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote FOR the listed nominees.

		For	Withhold

	01 - Thomas A. McCullough	☐	☐

	02 - William C. Nelson	☐	☐

	03 - Travis E. Reed	☐	☐

Issues
The Board of Directors recommends a vote FOR the following proposal.

By signing this card, you are authorizing the Proxy Committee (if you own Com and ESPP Shares) and the Trustee of the DST Benefit Plan(s) (if you own Benefit Plan Shares) to vote your shares as you specify on the two proposals presented at the Annual Meeting or any adjournment thereof and to vote in their respective discretion on other proposals that may properly come before such meeting.

			For	Against	Abstain
2.	Ratification of the DST Audit Committee’s Selection of Independent Registered Public Accounting Firm.		☐	☐	☐

To vote in accordance with all of the DST Board of Directors’ recommendations, please sign and date; you need not mark any boxes. The DST Board of Directors recommends that you vote FOR each of the proposals.

☐	Mark this box with an X if you plan to attend the Annual Meeting of Stockholders.					SEE IMPORTANT INFORMATION ON THE REVERSE SIDE OF THIS CARD.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please be sure to sign exactly as your name appears on this card.

For Com and ESPP shares, all joint owners must sign, and executors, administrators, trustees, officers of corporate stockholders, guardians and attorneys-in-fact must indicate the capacity in which they are signing. For Benefit Plan Shares, the Plan Participant must sign.

Signature 1 - Please keep signature within the box		Signature 2 - Please keep signature within the box				Date (mm/dd/yyyy)

		1 U P X	C O Y

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Proxy - DST Systems, Inc.

Annual Meeting of Stockholders - May 9, 2006

THE DST BOARD OF DIRECTORS SOLICITS YOUR VOTE

The DST Board is making the two proposals, and they are not related to or conditioned on the approval of any other proposals which may come before the Annual Meeting.

The Com number(s) shown on the front of the card is the number of shares you held directly in certificate form or in a book entry account with DST’s transfer agent as of the close of business on the Record Date (March 13, 2006). The ESPP number shown on the front of the card is the number of shares you held as of the close of business on the Record Date through the DST Employee Stock Purchase Plan book entry account with DST’s transfer agent. The Proxy Committee appointed by the DST Board that will vote your Com and ESPP shares is comprised of Thomas A. McDonnell, Kenneth V. Hager and Randall D. Young. If you do not specify how you authorize the Proxy Committee to vote your Com and ESPP shares, you authorize it to vote FOR each of the proposals.

The ESOP and 401k numbers shown on the front of the card (“Benefit Plan Shares”) are the total number of shares you held as of the close of business on the Record Date through your participation in the DST Employee Stock Ownership Plan and/or the DST 401(k) Profit Sharing Plan. If you fail to return this Voting Card or do not specify your vote, the Trustee of the applicable plan will vote the shares allocated to your benefit plan account in the same proportion as the shares held by the plan for which the Trustee receives voting instructions.

You may revoke this proxy in the manner described in the Proxy Statement dated March 17, 2006, receipt of which you hereby acknowledge.

PLEASE DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR MAKE YOUR INSTRUCTIONS BY TELEPHONE OR ELECTRONICALLY (SEE INSTRUCTIONS BELOW).

Consenting to receive annual meeting materials through Internet access:

Current regulations and standards require your consent if, as a holder of record, you wish to stop paper delivery of annual meeting materials to you and, in the future, receive e-mail notice of Internet access to the materials. The Internet voting site for this year’s meeting allows you to consent for future years. If you are not voting over the Internet, you may consent at www.econsent.com/dst. If you hold your DST shares through a broker or other nominee, you can stop paper delivery only by following the instructions of the broker or nominee.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on	• Go to the following web site:
a touch tone telephone. There is NO CHARGE to you for the call.	WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 2, 2006.

THANK YOU FOR VOTING